Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard J. O’Neil, Jr. President and Chief Executive Officer
Telephone:	(617) 387-1110

ECB Bancorp, Inc. Announces Adoption of Share Repurchase Plan

EVERETT, MASSACHUSETTS, August 10, 2023 – ECB Bancorp, Inc. (NASDAQ: ECBK), the holding company for Everett Co-operative Bank, announced today that it has adopted a stock repurchase program for up to 458,762 shares of the Company’s common stock, which equals approximately 5.0% of the shares currently outstanding.  This is the Company’s first stock repurchase program since completing its mutual to stock conversion and related stock offering in July 2022.

Shares may be repurchased in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases may be subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The timing and amount of share repurchases under the stock repurchase plan may be suspended, terminated or modified by the Company at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period.

About ECB Bancorp, Inc. and Everett Co-operative Bank

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its two full-service branch offices located in Everett and Lynnfield, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “ECBK.” For more information, visit the Company’s website at www.everettbank.com.

Forward Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company’s ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.